EX 99.2

FOSTER WHEELER ANNOUNCES NEW EQUITY-FOR-DEBT EXCHANGE

      Transaction will:

  Be accretive to expected 2006 earnings per share
  Reduce debt to its lowest level in over 15 years

      HAMILTON, BERMUDA, October 10, 2005--Foster Wheeler Ltd. (Nasdaq: FWLT) announced today that it intends to launch, within five business days, an exchange offer and related consent solicitation for up to $150 million of the $261.5 million outstanding principal amount of its 10.359% Senior Secured Notes due September 15, 2011. In connection with the exchange offer and consent solicitation, Foster Wheeler has entered into a lock-up agreement with certain holders of Senior Notes holding approximately $133.5 million, or 51.1 percent, of the outstanding principal amount of the Senior Notes.

      Under the terms of the offer, the Company intends to exchange 40.179 of its common shares for each $1,000 aggregate principal amount of Senior Notes including accrued and unpaid interest thereon. The Senior Notes are currently callable at a price of approximately 113.1 percent of each $1,000 aggregate amount of principal plus accrued and unpaid interest. On October 7, 2005, the market value of each Senior Note approximated 112.5 percent. The number of common shares outstanding prior to the proposed exchange is 50,647,387.

      “This latest exchange offer is another significant step in our Company’s deleveraging,” said Raymond J. Milchovich, chairman, president and chief executive officer. “The three key accomplishments of this exchange offer are as follows:

  Most importantly, this exchange will be accretive to expected 2006 earnings per share;
  Up to $150 million principal amount of debt will be eliminated, reducing the Company’s gross debt to its lowest level in more than 15 years;
  Up to $15 million of interest expense will be eliminated in 2006, all of which will flow to annual income.

      “I am very pleased that this exchange offer, together with our two previous successful exchange offers, establishes a much stronger financial foundation for Foster Wheeler, further enhancing our ability to deliver successful products and services that meet or exceed the expectations of our worldwide client base.”

      Concurrently with the exchange offer, Foster Wheeler intends to solicit consents from holders of the outstanding Senior Notes to proposed amendments to the indenture under which the outstanding Senior Notes were issued. The amendments would eliminate the restrictive covenants contained in the Senior Note indenture but would not affect the security pledged to the Senior Notes or the guarantees. Under the terms of the consent solicitation, holders are being offered a consent fee of $10 for each $1,000 aggregate principal amount of Senior Notes. Mr. Milchovich added, “A successful consent solicitation will provide Foster Wheeler with an additional level of financial and operating flexibility.”

      Foster Wheeler has entered into a lock-up agreement with certain Senior Notes holders for approximately $133.5 million, or 51.1 percent, of the outstanding principal amount of the Senior Notes. This agreement requires such holders to tender their Senior Notes and deliver their consent to the indenture amendments within 10 business days after the exchange offer is commenced. The minimum consent requirement will be satisfied upon the delivery of consents by such holders.

       In the event that Foster Wheeler receives tenders in excess of $150 million, Foster Wheeler intends to exchange (i) first, all notes tendered by holders that have signed the lock-up agreement and (ii) second, notes tendered by other holders pro-rata up to the $150 million limit. The consent fee will be paid on all notes tendered on, or prior to, the tenth business day.

      Foster Wheeler expects to have two settlement dates for the delivery of the common shares. The first will be for those holders with whom Foster Wheeler has entered into a lock-up agreement and shall be a date promptly following the tenth business day following the commencement of the exchange offer and consent solicitation. The second will be for non-locked-up holders and shall be a date promptly following the twentieth business day following the commencement of the exchange offer and consent solicitation. In each instance, Foster Wheeler expects the settlement date to be the fourth business day immediately following such closing. The Company expects to pay consent fees, if applicable, on the second settlement date.

      The exchange will result in an improvement in the Company’s consolidated net worth, after taking into account a possible, primarily non-cash, accounting charge related to the exchange, by an amount approximately equal to the principal amount of the Senior Notes exchanged. The amount of the potential charge is dependent upon the principal amount of Senior Notes tendered, the principal amount of Senior Notes for which consents are received and the market value of Foster Wheeler's common shares exchanged at the time of closing of the offer. The charge reflects primarily the difference between the fair market value of the common shares to be issued and the book value of the debt exchanged. The actual charge will be determined at the closing date and will be recorded in the fourth quarter of 2005.

     Further details regarding the exchange offer and consent solicitation will be announced on the date the offer is commenced.

     The foregoing reference to the exchange offer and consent solicitation and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Foster Wheeler Ltd. or any of its subsidiaries.

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05-072

Notes to Editors:

1.	Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas- to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.	Safe Harbor Statement
This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business— Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K/A and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Media Contacts:

Media	Maureen Bingert	908 730 4444	E-mail:	maureen_bingert@fwc.com

Investor Relations	John Doyle	908 730 4270	E-mail:	john_doyle@fwc.com

Other Inquiries	908 730 4000		E-mail:	fw@fwc.com